Exhibit 4.15


                             AMENDMENT NUMBER ONE

                                    TO THE

                     PERRY DISTRIBUTORS, INC. 401(K) PLAN

           (As Amended and Restated Effective as of January 1, 2001)



         WHEREAS, Perry Distributors, Inc. (the "Corporation") has the authority under the Perry Distributors, Inc. 401(k) Plan (the "Plan") to amend the Plan; and

         WHEREAS, the Plan was completely amended and restated effective January 1, 2001; and

         WHEREAS, the Corporation now wishes to amend the Plan (i) effective as of January 1, 2002, to provide for a change to the definition of disability for purposes of disability retirement to refer to a determination by the Social Security Administration to simplify benefit claims administration, and
(ii) effective as of January 1, 2003, to provide that participants who are at least age 50 may make elective catch-up contributions as permitted by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA").

         NOW THEREFORE, the Plan is hereby amended, effective as of the dates set forth below, as follows:

1. The definition of Total Disability in Article 2 of the Plan is hereby amended, effective as of January 1, 2002, in its entirety to read as follows:

                  "... means an illness or injury which renders an Member totally and permanently unable to perform his usual duties satisfactorily as determined by the Administrator based on professional medical advice and any other medical evidence the Administrator deems appropriate. The Administrator may require a disabled Member to submit from time to time to medical examinations by a licensed physician (selected by the Administrator) to establish his Total Disability at that time. The Member's refusal to submit to those examinations is sufficient grounds for the Administrator's determination that his Total Disability does not then exist. The Member's qualification for Social Security disability benefits is sufficient evidence of his Total Disability under this Plan. Notwithstanding the foregoing, effective for claims filed on and after January 1, 2002, Total Disability means the condition of a Member who is determined to be eligible for Social Security disability benefits by the Social Security Administration."

2. Subsection 5.2(b)(ii) of the Plan is hereby amended, effective as of January 1, 2003, in its entirety to read as follows:

         "(ii) the amount of a Member's Elective Contributions is subject to the limits of Code ss.401(k) and Code ss.402(g) in effect for such taxable year, except to the extent permitted under Section 5.2(i) of the Plan and Code ss.414(v), if applicable;"

3. The second sentence of Section 5.2(c) of the Plan is hereby amended, effective as of January 1, 2003, to read as follows:

         "The rate of Pay Reduction designated pursuant to the Member's Pay Reduction Agreement must be either a dollar amount per pay period or any whole percentage of Pay, provided that the amount designated is not less than one dollar per week nor more than 12% of the Member's rate of Pay, except to the extent permitted under Section 5.2(i) of the Plan, if applicable."

4. The last paragraph of Section 5.2(c) of the Plan is hereby amended, effective as of January 1, 2003, to read as follows:

         "In addition, a Member's Elective Contributions made under this Plan or any other Tax-Qualified Plan maintained by the Employer or a Related Company may not exceed $7,000 (as adjusted for the cost of living under Code ss.415(d) in effect for the Plan Year or any changes enacted with respect to Code ss.ss. 402(g) or 415(d)), except to the extent permitted under Section 5.2(i) of the Plan and Code ss.414(v), if applicable."

5. Section 5 of the Plan is hereby amended, effective as of January 1, 2003, by adding a new Section 5.2(i) to read as follows:

                  "(i) Effective for Plan Years beginning on and after January 1, 2003, in accordance with procedures adopted by the Administrator, all Members who have attained age 50 before the close of a Plan Year shall be eligible to make catch-up contributions from 0% to 50% of Pay, in accordance with, and subject to the limitations of, Code ss.414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code ss.ss.402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code ss.ss. 401(k)(3), 410(b), and 416, as applicable, by reason of the making of such catch-up contributions."

6. The first sentence of Section 10.4(a) of the Plan is hereby amended, effective as of January 1, 2003, to read as follows:

         "Except to the extent permitted under Section 5.2(i) of the Plan and Code ss.414(v), if applicable, the total Annual Additions credited to any Member's Plan Account for any Limitation Year may not exceed the lesser of that Year's Dollar Limit or Percentage Limit."

7. In all other respects, the provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, this Amendment has been executed this 27th day of March, 2003.

                                            PERRY DISTRIBUTORS, INC.


                                            By: /s/ Robert B. Sari
                                               ---------------------------------
                                               Robert B. Sari
                                               Title: Senior Vice President
                                                      and Secretary